UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 24, 2010

DEX ONE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Winstead Drive	(919) 297-1600	27513
Cary, NC	(Registrant’s telephone Number,	(Zip Code)
(Address of principal executive offices)	including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
On July 27, 2010, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of Dex One Corporation (the “Company”) approved the phased termination of the R.H. Donnelley Corporation Restoration Plan (the “Plan”). The Plan is a non-qualified supplemental 401(k) plan that provides for a Company match and transition credits on eligible compensation in excess of applicable Internal Revenue Code limits. Per the terms of the approved phased termination of the Plan, the Company will cease to make contributions under the Plan after December 31, 2010 and, effective January 1, 2014, after the final transition credits have been applied, the Company will freeze accruals under the Plan. The Plan will be terminated and all account balances will be paid out to Plan participants (subject to relevant 409A limitations) as soon as practicable following December 31, 2013.
On June 24, 2010, the Board approved changes to the compensation of W. Kirk Liddell, Mark A. McEachen and Jonathan B. Bulkeley, each as a member of the Executive Oversight Committee of the Board (the “EOC”). Per the terms of the approved compensation arrangement, each of the EOC members will receive shares of Company common stock as follows: Mr. Liddell will receive 2,000 shares per month of service and each of Messrs. Bulkeley and McEachen will receive 1,250 shares per month of service, in each case beginning on June 1, 2010 and continuing until such time as the new Chief Executive Officer of the Company is appointed. Stock retainers payable to the EOC members will be paid at the end of each calendar quarter (beginning with the quarter ending September 30, 2010) and will allow for granting of Company common stock net of taxes at the EOC member’s election. Mr. Liddell is currently acting principal executive officer of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DEX ONE CORPORATION
/s/ Mark W. Hianik
Date: August 2, 2010	Mark W. Hianik
Senior Vice President, General Counsel & Corporate Secretary